Exhibit (d)(4)

EXECUTION COPY

MANAGEMENT ROLLOVER AGREEMENT

MANAGEMENT ROLLOVER AGREEMENT, dated as of August 9, 2007 (this “Agreement”), by and among ALTA PARENT CORP., a Delaware corporation (“Parent”), and the other individuals and entities named on Schedule I hereto (each a “Rollover Investor” and collectively, the “Rollover Investors” ).

W I T N E S S E T H:

WHEREAS, Parent, Alta Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition”), and 1-800 Contacts, Inc., a Delaware corporation (“Contacts”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 3, 2007, pursuant to which, upon the terms and subject to the conditions set forth therein, Acquisition will merge with and into Contacts (the “Merger”) with Contacts continuing as the surviving corporation;

WHEREAS, prior to the Closing (as defined in the Merger Agreement) Fenway Partners Capital Fund III, L.P. (“Fenway L.P.”) will form a newly formed Delaware limited partnership (“Holdings”) and will contribute all of the shares of capital stock of Parent to Holdings;

WHEREAS, upon the consummation of the transactions contemplated herein, Holdings will be the ultimate parent company of Parent and Contacts;

WHEREAS, each Rollover Investor will contribute to Holdings, the number of shares (the “Rollover Shares”) of Common Stock, par value $.01 per share, of Contacts (“Contacts Common Stock”) set forth opposite such Rollover Investor’s name on Schedule I hereto under the heading “Rollover Shares” in exchange for newly issued limited partnership interests (the “Class A Units”) of Holdings; and

WHEREAS, concurrently with such contribution by the Rollover Investors, Fenway L.P. or one or more of its affiliates (“Fenway”) will contribute cash to Holdings in exchange for Class A Units in order to provide a portion of the financing to consummate the Merger, and will cause Holdings to contribute all of the Rollover Shares to Parent immediately prior to the consummation of the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

AGREEMENTS

SECTION 1.01.  Rollover Obligation.  Immediately prior to the Closing (as defined in the Merger Agreement), each Rollover Investor will enter into a limited partnership agreement of Holdings with Fenway and other equity investors selected by Parent, in substantially the form set forth in Exhibit A hereto (the “Limited Partnership Agreement”), and will contribute such Rollover Investor’s Rollover Shares to Holdings, by delivering to Holdings all original stock certificates representing such Rollover Shares, duly endorsed for transfer to Holdings, together with a stock transfer power executed in blank (the “Rollover Obligation”).  Immediately upon receipt of such Rollover Shares and in exchange therefore, Holdings will, and Fenway will cause Holdings to, issue to each Rollover Investor Class A Units on the terms and conditions set forth in the Limited Partnership Agreement.  The Class A Units issued to the Rollover Investors will be acquired at the same price per unit to be paid by Fenway for its Class A Units at or prior to the Closing (as defined in the Merger Agreement).  For purposes of each Rollover Obligation, the value of each Rollover Share shall equal $24.25, and each Rollover Investor will be designated as a “Manager Limited Partner” (as defined in the Limited Partnership Agreement) under the Limited Partnership Agreement.  Notwithstanding anything to the contrary in this Agreement, the Rollover Investors will only be required to effect the Rollover Obligation if concurrently with such transaction Fenway executes the Limited Partnership Agreement and contributes to Holdings, together with its co-investors, at least $120,000,000 in cash in exchange for Class A Units (such contribution, the “Fenway Contribution”). Each holder of shares of Contacts Common Stock will contribute shares of Contacts Common Stock to Holdings and enter into a “rollover agreement” with respect thereto will contribute such shares on substantially the same terms and conditions as contained herein (except that certain of such holders will be designated as “Other Limited Partners” (as defined in the Limited Partnership Agreement)).

SECTION 1.02.  Contribution to Parent.  Promptly following receipt by Holdings of the Rollover Shares from the Rollover Investors, and prior to the Closing (as defined in the Merger Agreement), Holdings will contribute to Parent all of the Rollover Shares and an amount in cash equal to the Fenway Contribution (less a de minimis amount to be retained by Holdings to pay fees and expenses).

SECTION 1.03.   Tax Matters.  Holdings and each of the Rollover Investors intend that the transactions contemplated herein shall be treated as a tax-free contribution of the Rollover Shares to Holdings in exchange for limited partnership interests in Holdings pursuant to Section 721 of the United States Internal Revenue Code of 1986, as amended.  Holdings and each of the Rollover Investors agree for all United States federal, state and local income tax purposes to report the transactions contemplated herein consistently with the previous sentence on any United States federal, state and local income tax returns.

SECTION 1.04.  Restrictions on Transfers. Each Rollover Investor agrees that, for so long as this Agreement remains in effect, without the prior written consent of Parent, it will not sell, sell short, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option futures contract, short sale, derivative contract or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance, delivery or other disposition of (including by merger, consolidation operation of law or otherwise), any of the Rollover Shares.

ARTICLE II.

REPRESENTATION AND WARRANTIES

SECTION 2.01.  Parent Representations.  Parent represents and warrants to each Rollover Investor that:

(a)             Existence.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b)             Authorization; Power; Validity.  The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby are within Parent’s powers and have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Parent.  This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

SECTION 2.02.  Rollover Investor Representations.  Each Rollover Investor, severally and not jointly, and solely with respect to such Rollover Investor, represents and warrants to Parent that:

(a)             Existence.  Such Rollover Investor (if not a natural person) is a corporation, partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)             Authorization; Power; Validity.  The execution and delivery by such Rollover Investor (if not a natural person) of this Agreement and the consummation of the transactions contemplated hereby are within such Rollover Investor’s powers and have been duly authorized by all necessary action on the part of such Rollover Investor.  This Agreement has been duly executed and delivered by such Rollover Investor.  This Agreement constitutes a valid and binding agreement of such Rollover Investor, enforceable against such Rollover Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)             Title to Rollover Shares.  Such Rollover Investor has good and valid title to the Rollover Shares to be contributed to Holdings pursuant to Section 1.01, which shall be held free and clear of all claims, liens and encumbrances as of the Closing (as defined in the Merger Agreement).

ARTICLE III.

MISCELLANEOUS

SECTION 3.01. Termination.  This Agreement shall be automatically terminated, and the transactions contemplated hereby abandoned at any time prior to the consummation of the Merger, upon the Merger Agreement being terminated in accordance with its terms.

SECTION 3.02.  Notices.  Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service for next day delivery, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission).  Any such notice or communication shall be deemed to have been given when actually received by the intended recipient, to the following address or facsimile number, or to such other addressee, address or facsimile number as such party may subsequently designate to the other parties by notice given hereunder:

if to Parent, to it at:

Alta Parent Corp.
c/o Fenway Partners, Inc.
152 West 57th Street, 59th Floor
New York, NY 10019
Attention: Timothy Mayhew
Facsimile: 212-581-1205

and with an additional copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Joshua Leuchtenburg
Anthony J. Norris
Facsimile: (212) 841-5725

if to any Rollover Investor, to such Rollover Investor at the address set forth for such Rollover Investor on Schedule I hereto.

SECTION 3.03.  Amendments and Waivers.  Any provision of this Agreement (or any Schedule or Exhibit to this Agreement) may be amended or waived if, but only if, such amendment or waiver is in writing and, in the case of an amendment, signed by Parent and each of the Rollover Investors or, in the case of a waiver, signed by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 3.04.  Expenses.  Except as may otherwise be agreed in writing by Parent, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.  Notwithstanding the foregoing, upon the Closing (as defined in the Merger Agreement), Parent or one of its parent companies or subsidiaries will reimburse the reasonable fees and expenses of one legal counsel for each Rollover Investor in connection with the transactions contemplated hereby; provided, that such fees and expenses shall not exceed $50,000 for each such counsel (for avoidance of doubt, such cap shall be $100,000 in the case of single counsel representing Rollover Investors affiliated with Jonathan Coon and John Nichols).

SECTION 3.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Parent shall not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of each of the Rollover Investors (except Parent shall not need any such consent to assign this Agreement to Holdings), and no Rollover Investor shall assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of Parent, and any purported assignment without such consent shall be invalid and of no effect.

SECTION 3.06.  Governing Law.  This Agreement, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of New York without giving effect to its conflicts of laws principles.

SECTION 3.07.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York County, New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, and each party agrees that, in addition to any method of service of process otherwise permitted by law, service of process on each party may be made by any method for giving such party notice as provided in Section 3.02 above, and shall be deemed effective service of process on such party.

SECTION 3.08.  Waiver Of  Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 3.10.  Specific Performance.  The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

SECTION 3.11.  Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement, arrangement and understanding of the parties hereto with respect to the subject matter hereof, and there are no other agreements, arrangements or understandings among the parties hereto with respect to the subject matter hereof.

SECTION 3.12.  Counterparts; Third Party Beneficiaries.  This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the day and year first above written.

PARENT:	ALTA PARENT CORP.

	By:	/s/Aron Schwartz
Name:
Title:

ROLLOVER INVESTORS:

/s/ Jonathan C. Coon
Jonathan C. Coon

/s/ Jonathan C. Coon
Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for and on behalf of Hannah K. Coon

/s/ Jonathan C. Coon
Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for and on behalf of Abigail I. Coon

/s/ Jonathan C. Coon
Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for and on behalf of Samuel Coon

THE FOUNDATION FOR BETTER EDUCATION

		By:	/s/ Jonathan C. Coon
		Name:	Jonathan C. Coon
Title:

/s/ John F. Nichols
John F. Nichols

Signature Page to Management Rollover Agreement

SCHEDULE I

Rollover Investor	Rollover Shares
Jonathan C. Coon	783,505

Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for and on behalf of Hannah K. Coon	32,990

Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for and on behalf of Abigail I. Coon	32,990

Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for and on behalf of Samuel Coon	32,990

The Foundation for Better Education	65,979

John F. Nichols	288,660

Addresses for Notices for each Rollover Investor:

c/o 1-800 Contacts, Inc.

66 E. Wadsworth Park Drive

Draper, Utah 84062

Facsimile: (801) 924-9825

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Gregory V. Gooding, Esq.

Facsimile: (212) 521-7870